As filed with the Securities and Exchange Commission on ______________________________

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIVE CURRENT MEDIA INC.
(Exact name of registrant as specified in its charter)

NEVADA	88-0346310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1130 West Pender Street, Suite 820
Vancouver, British Columbia	V6E 4A4
(Address of Principal Executive Offices)	(Zip Code)

2018 STOCK OPTION PLAN
(Full Title of the Plan)

DAVID JEFFS
1130 West Pender Street, Suite 820
Vancouver, British Columbia V6E 4A4
(Name and Address of Agent for Service)

(604) 648-0515
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	5,000,000 Shares	$0.06	$300,000.00	$36.36
$0.001 par value		Per Share

(1)

This registration statement covers the common stock issuable upon grants of stock or upon the exercise of options granted pursuant to Live Current Media Inc.’s (the “Company”) 2018 Stock Option Plan to directors, officers, employees and eligible consultants of the Company. This registration statement also covers an indeterminable number of additional shares of common stock which may become issuable under the 2018 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457 of the Securities Act of 1933 (the “Securities Act”) based upon the average high and low sales prices for the Company’s common stock as quoted on the OTC Link alternative trading system on January 4, 2019. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be given to participants in Live Current Media Inc.'s 2018 Stock Option Plan as required under Rule 428 of the Securities Act of 1933 (the “Securities Act”). These documents will not be filed with the Securities and Exchange Commission (the “SEC”), but constitute, together with the documents incorporated by reference into this Registration Statement by Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Live Current Media Inc. (the “Company”) with the SEC, are hereby incorporated by reference in this Registration Statement:

(1)	Amendment No. 3 to the Company’s Registration Statement on Form 10, filed with the SEC on May 9, 2018;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 16, 2018;

(3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 14, 2018;

(4)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 14, 2018;

(5)	The Company’s Current Reports on Form 8-K, filed with the SEC on September 30, 2018, and December 12, 2018; and

(6)

The description of the Company’s Common Stock which is contained in Amendment No. 2 to the Company’s Registration Statement on Form 10 filed by the Company with the SEC on April 16, 2018, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC under Item 2.02 or 7.01 of any Current Report on Form 8-K unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification

Chapter 78 of the Nevada Revised Statutes (the “NRS”), pertaining to private corporations, provides that the Company is required to indemnify its officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of the Company.

Chapter 78 of the NRS further provides that the Company is permitted (but not required) to indemnify its officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of the Company, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of the Company against its officers or directors, the Company is not permitted to indemnify its officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

The Company’s Bylaws provide that the Company will indemnify its officers and directors to the full extent permitted by law, provided that the Company is not required to indemnify any director or officer in connection with any proceeding initiated by that person, unless (i) indemnification is required by law, (ii) the Company’s Board authorized the proceeding or (iii) the Company voluntarily indemnifies the person, as permitted under the NRS.

Advance of Expenses

The Company’s Bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the Company’s request as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Company’s Bylaws or otherwise.

The Company’s Bylaws provide that no advance shall be made to officers (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s best interests.

Insurance

To the fullest extent permitted by the NRS, the Board of Directors, may cause the Company to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	2018 Stock Option Plan.
5.1	Opinion of Northwest Law Group regarding legality of securities being registered.
23.1	Consent of Dale Matheson Carr-Hilton Labonte LLP.
23.2	Consent of Northwest Law Group (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

The Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on January 4, 2019.

LIVE CURRENT MEDIA INC.

By:	/s/ David M. Jeffs
David M. Jeffs
President, Chief Executive Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David M. Jeffs as his or her true and lawful attorneys-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date
President, Chief Executive Officer,
Chief Financial Officer and Director
/s/ David M. Jeffs	(Principal Executive Officer, Principal	January 4, 2019
DAVID M. JEFFS	Financial Officer and Principal
Accounting Officer)

/s/ Joao (John) Da Costa	Director	January 3, 2019
JOAO (John) DA COSTA

/s/ Amir Vahabzadeh		January 3, 2019
AMIR VAHABZADEH	Director